Exhibit 99.2

IAC Q2 2015 Management’s Prepared Remarks

Set forth below are IAC management’s prepared remarks relating to IAC’s earnings announcement for the second quarter of 2015.  IAC will audiocast a conference call to answer questions regarding the Company’s Q2 financial results and these prepared remarks on Wednesday, July 29, 2015 at 8:30 a.m. Eastern Time.  The live audiocast will be open to the public at www.iac.com/Investors.  These prepared remarks will not be read on the call.

Non-GAAP Financial Measures

These prepared remarks contain references to certain non-GAAP measures which, as a reminder, include Adjusted EBITDA, to which we’ll refer in these prepared remarks as “EBITDA” for simplicity.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, financial information presented in accordance with GAAP.  Please refer to our Q2 2015 press release and the investor relations section of our website for all comparable GAAP measures and full reconciliations for all material non-GAAP measures.

Please see the Safe Harbor Statement at the end of these remarks.

Joey Levin, CEO, IAC

The latest phase in IAC’s evolution will begin with the IPO of The Match Group.  IAC has once again shepherded a business to truly meaningful scale and leadership in a growing category, and will realize value from that achievement with a public offering in the 4th quarter.  The IPO positions The Match Group for continued success with an independent currency, and allows us to focus our attention and capital on growing the rest of IAC’s assets, as we’ve done many times before.  Greg Blatt’s remarks will cover the performance of The Match Group, so I will address the rest of our businesses with these remarks.

Looking at the hand we hold in 2015, I’m eager to focus our attention on the growth.  New forms of interactivity are still revolutionizing entire industries, and we have a select group of businesses well-positioned and operating at the scale necessary to take advantage of opportunities.  HomeAdvisor is now a vibrant local services marketplace, having built significant momentum and market leadership by delivering the best experience for connecting consumers with home service professionals.  Vimeo is now one of the preeminent platforms for video creators and a marketplace for high quality video content, backed by a fantastic subscription revenue product with a loyal customer base.  In our consumer applications, we have a reliable and proven system of creating and marketing desktop and mobile utility apps which deliver consistent growth and margins.  And across multiple publishing brands spanning news, reference and entertainment, we have created one of the biggest digital publishers on the web.  We have momentum in terrific areas, and both the people and capital we need to go after the right opportunities.  With a solid cash balance following the IPO, we’ll be adding to existing bets and creating some new ones.

In the second quarter our businesses made good progress.  I’ll start with Search & Applications, which delivered as expected in Q2 and should resume sequential revenue growth for the rest of the year, beginning slightly in Q3.  While the issues at Ask and the B2B business remain a drag on growth, the rest of the businesses are performing well, with revenue from B2C Applications and Websites excluding Ask growing nicely.  We remain confident in delivering more than $300 million EBITDA in the segment for the year.

B2C Applications grew revenue 18%, and the mobile and subscription applications, while still small, are beginning to contribute.  In the core desktop business, we continue to see strength with a global audience using our playbook to deliver utilities and niche content, from software converters to recipes to cricket.  The team has done an excellent job adjusting to market changes and updating products to perform seamlessly across all browsers, with positive impacts on retention and usage.  As a result, B2C queries were up 20% year over year in Q2 and we saw continued strength in our core metrics, with search RPMs, acquisition cost and customer lifetime values all holding relatively steady sequentially.  On the product front, we have a long list of content and utility categories we think are ripe for expansion and on marketing we see runway ahead in new markets and through continued optimization.  We obviously continue to keep a watchful eye on developments in the browser market, but this business has historically weathered those changes deftly.

Our mobile and subscription apps are also continuing to blossom, with revenues and earnings up sequentially.  On the subscription side, SlimWare’s subscriber base continues to grow and we’re taking early steps to explore a broader product mix in categories such as anti-virus, backup, and storage.

In mobile, we still have a ways to go before meaningful revenue scale, but we have had some nice product success, including a new Speak and Translate application that’s risen to the #1 grossing application in the reference category according to App Annie and we are on pace to generate over 100 million downloads this year across the portfolio at Apalon, without taking into consideration our additional mobile footprint from some of our more mature businesses like Dictionary.  For both mobile and subscription apps, we have a solid distribution platform in place and, given our current subscriber base and marketing capabilities, believe we are positioned well for the new products.

Websites performance, led significantly by About, reflects continued execution on the key drivers: more efficient marketing, better pricing and sell-through on direct and programmatic ads, high quality content production, and growth in non-search traffic.  As traffic from search engines remains fickle and unpredictable, we are continuing to hew to a principle of quality over quantity and believe our content will win over time.  We now have over 1,200 topic sites at About, each one passionately led by an expert focused on her or his respective topics, and backed by a data science department dedicated to understanding what our audience wants to learn.  As we’ve expanded the Expert network, our newer experts are actually ramping faster, and their content succeeds at a higher rate.  We’re also diversifying our traffic sources.  Non-search sources of traffic to About have more than quadrupled year over year and are still under 10% of traffic, which meaningfully under-indexes relative to a competitive set of publishers, but demonstrates both tremendous progress and a large opportunity ahead.

About may be the largest, but is just one in a growing group of publishing sites where we’ve set out to build an effective combination of editorial voice, strong brands, quality content production and powerful distribution.  Today’s online competitive environment also specifically demands expertise and scalable systems in data science, where we’ve invested considerable resources to inform publishing priorities, process consumer feedback, and optimize monetization.  It’s still early, but we are starting to see these investments yield results— RPMs across all of Websites were up 13% without increases in ad intensity, driven in large part by improved content mix, informed by our data.

The Website group is, in fact, just one component of a much larger set of publishers in IAC.  We have two other publishing businesses within our Media segment with strong traction: The Daily Beast, with nearly 20 million uniques, and CollegeHumor with approximately 26 million uniques.  More than 70% of the traffic for the two businesses is either direct or social, nearly 60% is mobile, and traffic is growing in the high teens at both businesses.  The publishing assets within all of IAC had a cumulative reach of more than 300 million monthly uniques and more than 4 billion page views during the 2nd quarter.  It’s an impressive collection with, according to comScore domestic figures, more visitors than Wikipedia, LinkedIn, Time Inc., and Conde Nast, more views than TripAdvisor, and comparable page views to WebMD and BuzzFeed.

The remainder of our Media segment of course includes Vimeo.  Vimeo established itself as one of the leading online video platforms because it offered a clean, high-quality environment for creators to upload and share content — we now have more than 635,000 paying subscribers.  The creators and the quality of the video naturally brought a significant audience, which has grown to over 150 million monthly uniques.  Now Vimeo is building a real video marketplace where creators can reach consumers — more than 7,000 of our creators have uploaded more than 22,000 titles which consumers can pay to watch, and more than 750,000 consumers have now paid to watch videos on Vimeo.  VOD revenue in the quarter was up 3x over the prior year and 25% sequentially, and June was a record month for revenue.  Perhaps more importantly, we are beginning to see a real lift in repeat purchase rate for our VOD buyers and, as a result, we also see creators achieving real incremental distribution by selling on Vimeo beyond their own networks.

We’re also continuing to produce content for TV and film through Electus and IAC Films.  Electus has 14 shows already on the air this year, including the second seasons of Running Wild with Bear Grylls and Food Fighters, which have both performed well, and Chopped has just renewed for its 27th through 30th seasons.  Electus has, at current count, 8 more shows coming out in the second half of the year, including 2 incubated with CollegeHumor — The Middle of the Night Show and Adam Ruins Everything.

In our eCommerce segment, HomeAdvisor continues to perform beyond expectations.  In the 2nd quarter, domestic revenue accelerated for the 7th consecutive period to over 40% year over year, with service requests up 49%, driven by our successful TV campaign, and accepted requests were up 41% on a paying network of service professionals that is up nearly 30%.

Roughly a year and a half ago, we made some changes to our sales management programs and re-committed to recruiting and retaining high quality service professionals — because the most critical driver of consumer satisfaction in this business is availability of good and job-appropriate service professionals.  Since that time, we have grown the number of paying professionals materially and we have brought in higher-quality professionals who in turn accept more leads and serve more consumers.  Service provider Net Promoter Score is up by 15 points and service provider retention is up 1,500 basis points, and we now have over 92,000 active service professionals in our network — by far the largest network in the industry — and growing.

The size and quality of our network has allowed us to increase our TV spend dramatically with a positive ROI — driving branded traffic, which has a significantly higher repeat rate and higher satisfaction than non-branded traffic.  Aided awareness has more than tripled to 33% since 2013.  With branded traffic still relatively low on a percentage basis and unaided awareness at only 5%, we still have material room to grow our advertising spend and reach.

HomeAdvisor also just completed the national rollout of its direct online scheduling product — called Instant Booking — this past Monday.  While adoption will take some time as consumer and professional behavior adjusts to the use case, we believe the functionality has the potential to transform our space as we’ve seen in categories like restaurants and medicine and can incrementally drive consumer and professional satisfaction, improving repeat usage and retention again.  The quality of our network, our marketing and our products has us well positioned to take advantage of the category evolution.

Across the whole portfolio, plenty of work remains to get done, and the team is energized to do it.  We’re building our brands and diversifying our traffic and monetization sources, and investing in the infrastructure necessary to control our destiny in a rapidly shifting landscape.  I look forward to continuing to share our progress.

Greg Blatt, Chairman, The Match Group

The Match Group had a strong second quarter that came in generally consistent with our expectations.

Dating posted 7% year over year revenue growth, but still suffered from year over year FX headwinds.  Holding FX constant to the year ago period, Dating revenue growth would have been 14% year over year.

The revenue growth was driven by 18% year over year gains in paid member count (PMC) with strong paid member growth both domestically and internationally.  Performance was driven by strong growth in PMC at Tinder, domestically and especially internationally, as well as strong contributions from other international businesses.  Second quarter North America PMC growth was a step behind the first quarter’s growth rate, and was impacted by lower year on year marketing spend.  As always, we’re disciplined opportunistic marketers, evaluating spending prospects through the lens of long term ROI and we tend not to manage quarter to quarter.  This year we beefed up North American marketing spend in Q1 and pulled back a bit in Q2, thus muting PMC growth in Q2.

Revenue for The Match Group overall grew 19% for the quarter (25% holding FX constant to the year ago period) driven by increases at DailyBurn and the acquisition of The Princeton Review as well as Dating growth.

Consistent with our expectations, second quarter EBITDA grew 6% year over year, meaningfully less than revenue growth due primarily to lower margin acquired businesses like The Princeton Review and FriendScout24 (pre technology migration).

Tinder continues its positive momentum.  Monetization continues to perform at or above our expectations on key metrics like renewal, conversion and resubscription rates, and we’ve seen no discernible negative correlation between monetization and growth.  We’ve also been focusing on the core user experience, and those efforts are starting to payoff, as we’ve seen our app store rating climb to an industry leading 4.5 stars, and a number of our user experience metrics are showing improvement.  One thing that is clear, however, is that we have a virtually endless opportunity in front of us to improve and expand the user experience, from fixing basic bugs in our system to drive increased performance, to improving core functionalities like better matching and filtering algorithms, to bolder initiatives intended to capitalize on Tinder’s core strengths and, in doing so, expand its use case beyond that of a typical dating product.  Our enthusiasm for these opportunities is leading us to act like a typical startup here and re-prioritize some of our roadmap initiatives in favor of these initiatives.  As I’ve said throughout, the rate at which Tinder monetizes could be uneven for reasons such as this, and these decisions are likely to push back the Tinder revenue curve a bit versus what we’d previously anticipated.  Effectively, we just believe the long-term opportunity to create big value is too great to devote our limited near-term resources disproportionately to near-term monetization.

In our other businesses, new user growth continues as we’ve been able to sustain new mobile acquisition channels.  However, the ongoing shift to mobile users continues to put pressure on conversion.  One of the most exciting product updates for the quarter was a redesign of Meetic’s mobile apps.  In prior calls we’ve discussed how our European brands were a notch behind the US in their mobile apps, and this new release brings to market a complete user experience and navigation overhaul.  While important, the new release hasn’t just impacted the aesthetics, it is also driving material user growth both in raw numbers of users as well as frequency of usage.  Significant mobile changes are expected at the Match U.S. business over the coming months as well.  Overall this remains a transitional period as changes in TV viewing patterns and consumer flight to mobile devices continues to impact paid acquisition efficacy through both channel constraints and conversion pressure.  We are successfully opening new channels, and driving improved conversion on our mobile devices to help drive up marketing ROI, but it’s a dynamic environment.

Our technology and organizational streamlining project continues to make progress, including the completion of the migration of the FriendScout24 business from its legacy platform onto Meetic’s pan-European platform.  We spent $9 million in connection with these projects in Q2, most of which were severance and consulting fees.  This was in line with our prediction.  We expect to spend approximately $6 million for the rest of the year, with a slight majority of the remaining money coming in Q3 versus Q4.  (All references to EBITDA for The Match Group, in both these and future remarks, exclude these costs.)   Nonetheless, we are behind schedule on certain aspects of the project which could push certain savings and efficiencies further back in 2016.

Turning to our non-Dating businesses, The Princeton Review continues its transformation as we get ready for the start of the school year and our first real consumer push on the tutoring side.  And DailyBurn is working hard on product initiatives we hope will make a big impact come next year’s big early season marketing push.

Going forward, we’ve determined that DailyBurn will no longer be part of The Match Group following the IPO.  Though it remains a consumer services business reliant on many of the core competencies The Match Group has built up over the years, it is also very much a media company, rooted in video production and distribution, and as such will remain with the rest of IAC in its Media group, although we will continue to report it in this segment at least this quarter.

Looking ahead, we expect to raise capital in the debt markets, in part to finance the PlentyOfFish acquisition, which we expect to be completed in the fourth quarter of this year.

Finally, as a result of the public announcement of our intention to pursue an IPO of The Match Group, which we remain on track to complete in the fourth quarter of this year, our legal ability to comment on future performance is extremely limited, and therefore I’ll not be updating or otherwise commenting on our outlook for this quarter or beyond, or answering any related questions on the call.

Jeff Kip, Executive Vice President, IAC

Let me first wrap up the rest of the IAC numbers and expectations.

In the 2nd quarter, on a consolidated basis, IAC revenue grew 2% year on year, although excluding FX effects growth would have reached the mid-single digit range.  Growth would have been about a point higher, but two Electus TV shows, originally expected to air in the 2nd quarter, slipped into the 3rd quarter, shifting approximately $7 million in revenue into Q3.  IAC EBITDA in the 2nd quarter was $108.7 million, down 23% year over year.  Excluding the impact of FX and $9 million of one-time costs at The Match Group, EBITDA would have approached $120 million, with year over year declines in the mid-double digits percent.

Moving onto the businesses, Search & Applications revenue in the 2nd quarter was down 11% versus the prior year, down high single digits excluding the impact of FX.  Websites revenue was down 20% and page views were down 30%, both driven by traffic declines at Ask, as revenue for About, Dictionary and Investopedia were up over 30% versus the prior year.  Applications revenue was down 2%, driven entirely by declines in the B2B business — the B2C business grew 18% in the quarter — and overall Applications queries grew 8% versus the prior year, for the first quarterly increase since the 4th quarter of 2013.  Search & Applications EBITDA was down 20% in the quarter, largely on the impact of the declines at Ask and B2B.

Looking ahead, we expect Search & Applications revenue to grow slightly sequentially, a little lower on Applications and a little higher on Websites, and we expect EBITDA for total Search & Applications to be flattish on a sequential basis, though could come in lower as we continue to look to ramp marketing as opportunities develop.  For the full year our guidance remains unchanged with some year over year revenue decline and, as Joey stated, over $300 million in EBITDA.

On a combined basis for the 2nd quarter, the Media and eCommerce segments grew revenue 13% - below expectations given the aforementioned Electus shows, with a $13 million EBITDA loss.  Vimeo’s gross revenue growth re-accelerated to 30% in the quarter on 25% subscriber growth and nice VOD revenue growth, and HomeAdvisor’s consolidated revenue grew 26%, 29% excluding FX impacts, on the over 40% domestic revenue growth Joey mentioned earlier.  We believe HomeAdvisor will finish 2015 and continue to grow in 2016 at a rate approaching the consolidated Q2 growth rate.  HomeAdvisor earned approximately $5 million of EBITDA this quarter and will likely see similar margins the remainder of the year, but we hope to expand margins next year on operating leverage from both the quality and size of the network and TV advertising.

For the two segments combined, we expect revenue growth to accelerate in Q3 into the mid-teen range and then accelerate again in the 4th quarter to finish the year in the high teens.  In terms of EBITDA, our full year Adjusted EBITDA loss expectations are unchanged, with mid-to-high single digit losses in Q3 and profits in Q4 from the combined Media/eCommerce segments.

Safe Harbor Statement

These prepared remarks contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of IAC’s Q2 2015 quarterly earnings announcement.  IAC does not undertake to update these forward-looking statements.